Exhibit 4.1

NUMBER	UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [__]

UTXO ACQUISITION INC.

EACH UNIT CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK, ONE RIGHT ENTITLING THE HOLDER TO RECEIVE ONE-TENTH (1/10) OF ONE SHARE OF CLASS A COMMON STOCK, AND ONE HALF OF ONE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT__________________is the owner of________Units of UTXO Acquisition Inc., a Delaware corporation (the “Company”).

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Company, and one half of one redeemable warrant (the “Warrant”) and one right (“Right”) to receive one-tenth (1/10) of one share of class A common stock. Each whole Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Class A Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), or (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is four (4) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”).

The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to the fifty-second (52nd) day after the date of the Final Prospectus, unless Univest Securities, LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of [        ], 2019, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost. The terms of the Rights are governed by a rights agreement (the “Rights Agreement”), dated as of [       ], 2019, between the Company and Continental Stock Transfer & Trust Company, as the rights agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement are on file at the office of Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004, and are available to any Rights holder, respectively, on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory	Transfer Agent

UTXO Acquisition Inc.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—		Custodian
TEN ENT	—	as tenants by the entireties			(Cust)		(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received,____________hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint________________________________Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated__________________________________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).

Legend: As more fully described in the Corporation’s final prospectus dated [     ], 2020, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account referred to therein only in the event that (a) the Corporation redeems the shares of Common Stock sold in its initial public offering because it does not acquire, engage in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”) within 18 months (which may be extended to 24 months as described in the prospectus) from the date of the completion of the Corporation’s initial public offering (excluding any overallotment exercise), or (b) the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock sold in the Corporation’s initial public offering (“Public Shares”) in connection with (i) a tender offer (or proxy, solely in the event the Corporation is required to seek stockholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination or (ii) the Corporation seeking stockholder approval of an amendment to its Certificate of Incorporation to modify the timing or substance of its obligation to repurchase 100% of Public Shares if the Corporation does not complete an initial Business Combination within the 18 month (which may be extended to 24 months as described in the prospectus) timeframe.  In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.